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Exhibit 12.1

USA INTERACTIVE
RATIO OF EARNINGS TO FIXED CHARGES
1997-2002 ($000s)

	Years Ended December 31,							Nine months ended September 30,
	1997		1998		1999	2000	2001	2001	2002
Earnings as defined:
Profit before tax as reported	$69,538		$68,801		$(82,806)	$(308,095)	$(287,457)	$(219,560)	$(64,368)
Add: Dividends from affiliates	12,007		7,880		(1,806)	58,333	48,977	22,021	132,807
Interest expense	23,920		93,648		56,592	46,119	46,179	34,486	33,755
Interest factor (re: rentals) (A)	5,313		7,480		8,896	14,441	18,262	14,007	15,924

Total earnings	$110,778		$177,809		$(19,124)	$(189,202)	$(174,039)	$(149,046)	$118,118
Fixed charges as defined:
Interest expense	23,920		93,648		56,592	46,119	46,179	34,486	33,755
Interest factor (re: rentals) (A)	5,313		7,480		8,896	14,441	18,262	14,007	15,924

Total fixed charges	$29,233		$101,128		$65,488	$60,560	$64,441	$48,493	$49,679

Ratio of earnings to fixed charges	3.79	x	1.76	x	(84,612)	(249,762)	(238,480)	(197,539)	2.38	x

(A)
The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.

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  Exhibit 12.1
USA INTERACTIVE RATIO OF EARNINGS TO FIXED CHARGES 1997-2002 ($000s)